UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
Form 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): March 26, 2008
Friedman Industries, Incorporated
(Exact name of registrant as specified in its charter)

Texas (State or other jurisdiction of incorporation)	1-7521 (Commission File Number)	74-1504405 (IRS Employer Identification No.)

4001 Homestead Road Houston, Texas (Address of principal executive offices)	77028-5585 (Zip Code)

713-672-9433 (Registrant’s telephone number, including area code)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02.	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.
     On March 26, 2008, the Board of Directors of Friedman Industries, Incorporated (the “Company”) voted to increase the size of the board from nine to ten members and elected Max Alan Reichenthal to fill the vacancy. Mr. Reichenthal will receive the customary compensation paid to the Company’s outside directors, which is currently $2,000 per quarter.
     Mr. Reichenthal is the President and sole shareholder of Texas Iron and Metal Company, a Texas corporation doing business as a new and surplus steel service center in Houston, Texas. In September 2006, Texas Iron and Metal Company purchased the real property owned by the Company in Houston, Texas for approximately $1.3 million, and the Company signed a 12 month rental agreement with Texas Iron and Metal Company to rent office space at this location for $1,400 per month. The Company continues to rent this office space from Texas Iron and Metal Company on a month to month basis for $1,400 per month.

SIGNATURES
     Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.
Date: March 27, 2008

FRIEDMAN INDUSTRIES, INCORPORATED
By:	/s/ BEN HARPER
Ben Harper
Senior Vice President - Finance and Secretary/Treasurer